Exhibit 99.1

News Announcement for Immediate Release

For More Information Contact:

Marty Cohen
Vice President, Finance & Investor Relations
Delta Financial Corporation
516/364-8500
http://www.deltafinancial.com

DELTA FINANCIAL CORPORATION
EXTENDS PERIOD FOR
EXCHANGE OFFER AND CONSENT SOLICITATION

Woodbury, NY – December 19, 2000 – Delta Financial Corporation ("Delta") (NYSE: DFC) today announced that it is extending the expiration date for its exchange offer and consent solicitation relating to the exchange of its currently outstanding 9½% Senior Notes due 2004 (the "Old Notes") for newly issued 9½% Senior Secured Notes due 2004 (the "Secured Notes") and warrants to purchase shares of Delta's common stock to 5:00 p.m. on December 21, 2000.

The exchange offer and consent solicitation was commenced on November 20, 2000. The detailed terms and provisions of the exchange offer and consent solicitation are contained in the Offering Circular and Letter of Transmittal and Consent dated November 20, 2000 (the "Offering Materials"). Holders of the Old Notes can obtain the Offering Materials from D.F. King & Co., Inc., the information agent for the exchange offer and consent solicitation, at 1-888-242-8154.

Delta has entered into lock-up agreements with holders of a majority in principal amount of the Old Notes regarding the terms of the exchange offer and consent solicitation. Subject to the satisfaction of certain conditions regarding the exchange offer and consent solicitation, such holders have agreed to accept the exchange offer and tender their Old Notes for exchange.

Delta has been informed by The Bank of New York, the exchange agent for the exchange offer and consent solicitation, that as of 5 p.m., New York City time, December 18, 2000, the holders of approximately $53,592,000 in principal amount of the Old Notes have tendered their Old Notes for exchange and have not withdrawn the same.

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company engaged in originating, selling and servicing non-conforming home equity loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates home equity loans primarily in 27 states. Loans are originated through a network of approximately 1,500 brokers and Delta's Fidelity Mortgage retail offices. Prior to July 1, 2000, loans were also purchased through a network of approximately 120 correspondents. Since 1991, Delta has sold approximately $6.4 billion of its mortgages through 27 AAA rated securitizations. At September 30, 2000, Delta's servicing portfolio was approximately $3.6 billion.

CAUTIONARY STATEMENTS

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Delta to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to various factors, including those set forth under the captions "Cautionary Statements" and/or "Risk Factors" in the Company's filings with the Securities and Exchange Commission.

NOTICE

This announcement is neither an offer to purchase nor a solicitation of an offer to sell 9½% Senior Secured Notes due 2004 or warrants of Delta Financial Corporation.